Exhibit 99.1

CARNIVAL CORPORATION & PLC TO SPLIT ROLES OF CHAIRMAN AND CEO

MIAMI (June 25, 2013) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) today announced its plan to split the roles of chairman and chief executive officer. Micky Arison will continue to serve as Chairman of the Board of the company and Arnold W. Donald, a highly experienced and respected business leader who has served on the company’s board for the past 12 years, will assume the CEO role effective July 3.

Arison became CEO in 1979. At that time the company was privately held and operated three cruise ships under one brand, generating $44 million in revenues and carrying approximately 160,000 passengers a year. By 1987, Carnival Cruise Lines had become the world’s largest cruise operator and Arison took the company public. Working in partnership with current vice chairman and COO Howard Frank, Arison led the company through an aggressive expansion that included the acquisition of several iconic cruise brands, including Holland America Line, Costa Cruises, Cunard and Seabourn. In 2003, a merger between Carnival Corporation and P&O Princess Cruises plc – comprised of Princess Cruises, P&O Cruises (UK), P&O Cruises (Australia), and German cruise brand AIDA – was completed, creating the first global cruise operator and one of the largest leisure travel companies in the world. In addition, the company undertook an ambitious schedule of new ship introductions. Under Arison’s leadership, Carnival Corporation & plc has grown to more than 100 ships, carrying 10 million passengers a year and generating more than $15 billion in annual revenues.

In his role as chairman, Arison will continue to provide board level oversight for the company and will remain the company’s largest shareholder. Donald will lead the executive team, initially focusing on achieving the company’s long-term strategic goals while working directly with the operating brand executives. Frank will continue to serve in his current role as vice chairman and COO of the company, supporting Donald in working with the corporate level executive team. The move has received unanimous approval from the company’s nominating and governance committee as well as the full board of directors.

“I have been discussing this with the board for some time now and feel the timing is right to align our company with corporate governance best practices and turn over the reins after 34 years as CEO,” said Arison. “Arnold is an exceptional professional with extensive experience in organizational leadership who will bring a fresh perspective to the company. I have come to value and rely on his judgment and insight during the 12 years he has served on the company’s board and I am very confident in his ability to move the organization forward.” Arison added, “As chairman, I will still be working closely with Arnold to ensure a great future for all our stakeholders.”

Donald’s expansive career includes numerous global leadership roles including a large publicly traded company, private equity firms, governmental appointments and large not-for-profits as well as serving on boards of directors on companies across many business sectors. He has a strong working knowledge of the cruise business gained through 12 years serving on the Carnival board. Donald founded and led Merisant, a company whose products include tabletop sweetener brands Equal and Canderel. He also held multiple senior management roles at Monsanto over the course of 20-plus years, including president of the company’s consumer and nutrition sector and president of its agricultural sector. Additionally, Donald is former president and CEO of the Executive Leadership Council, a professional network and leadership forum for African-American executives of Fortune 500 companies. Donald has also held roles within a number of civic and charitable organizations including serving as president and CEO of the Juvenile Diabetes Research Foundation International. Donald also currently serves on the board of Bank of America Corporation. He will continue to serve on Carnival’s board of directors but will relinquish his committee roles.

“I am honored and privileged to have this opportunity to lead the next stage of growth for Carnival Corporation & plc,” said Donald. “As a board member, I have come to know Micky, Howard and the company well. I have a first-hand appreciation of what it has taken to develop this highly successful business, an understanding for the dynamics and challenges we face, and a great deal of confidence in the company’s management team and their ability to execute. I have enormous respect for Micky as a visionary in our industry, and as the builder and leader of

Carnival. I have come to know many of the talented professionals who work within Carnival during my time on the board and I look forward to working with the company’s many stakeholders including our 90,000 employees, 10 million guests, thousands of travel agent partners, vendors and shareholders around the globe.”

Carnival Corporation & plc is the largest cruise company in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (Australia) and P&O Cruises (UK).

Together, these brands operate 102 ships totaling 209,000 lower berths with seven new ships scheduled to be delivered between May 2014 and April 2016. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

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